Filed Pursuant to Rule 433

Registration No. 333-180488

	Accelerated Return Notes® Linked to the Merrill Lynch Commodity index eXtraSM Excess Return	This graph reflects the hypothetical return on the notes, based on the mid-point of the range(s) set forth in the table to the left. This graph has been prepared for purposes of illustration only.
Issuer	Bank of America Corporation (“BAC”)
Original Offering Price	$10.00 per unit
Term	Approximately two years
Market Measure	Merrill Lynch Commodity index eXtraSM Excess Return (Bloomberg symbol: “MLCXER”)
Payout Profile at Maturity	• 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value • 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your investment at risk
Capped Value	[$12.00 - $12.40] per unit, a [20% - 24%] return over the Original Offering Price, to be determined on the pricing date
Interest Payments	None.
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/70858/000119312515004072/d848790d424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
•

Payments on the notes are subject to the credit risk of BAC, and actual or perceived changes in the creditworthiness of BAC are expected to affect the value of the notes. If BAC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the components of the Market Measure.
•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•	You will not be entitled to any rights with respect to the futures contracts or commodities included in or tracked by the Market Measure.
•	The notes will not be regulated by the U.S. Commodity Futures Trading Commission. Changes in laws or regulations may affect the value of the notes.
•	Higher future prices of the components of the Market Measure relative to their current prices may have a negative effect on the level of the Market Measure, and therefore the value of the notes.
•	The Market Measure tracks commodity futures contracts and does not track the spot prices of the Market Measure’s commodities.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents

for complete product disclosure, including related risks and tax disclosure.

Bank of America Corporation (BAC) has filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BAC has filed with the SEC for more complete information about BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. BAC’s Central Index Key, or CIK, on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-866-500-5408. BAC faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in its securities.